Exhibit 10.12

Execution Version

INTERCREDITOR AGREEMENT

dated as of

March 20, 2020

by and among

Cortland Products Corp.
as the Notes Agent,

CoBank, ACB,
as the CoBank Agent,

Pacific Ethanol, Inc.,

as the Company

and

the Grantors from time to time party hereto,
as the Grantors

INTERCREDITOR AGREEMENT

This Intercreditor Agreement is made as of March 20, 2020 by and among Cortland Products Corp., a Delaware corporation, in its capacity as collateral agent for itself and the Senior Noteholders (defined below) (in such capacity, together with its successors in such capacity, the “Notes Agent”), CoBank, ACB, a federally-chartered instrumentality of the United States, in its capacity as administrative agent for the holders of the CoBank Secured Obligations (defined below) (in such capacity, together with its successors in such capacity, the “CoBank Agent”), Pacific Ethanol, Inc., a Delaware corporation (the “Company”), and the grantors party hereto (together with the Company, each a “Grantor” and together with the Company, the “Grantors”).

WHEREAS, reference is made to (i) the Senior Secured Note Amendment Agreement dated as of December 22, 2019 (as amended, modified, supplemented or restated and in effect from time to time, the “Note Amendment Agreement”) by and among the Company, the holders from time to time party thereto (the “Senior Noteholders”), pursuant to which the Company has issued $65,649,177.91 in aggregate original principal amount of senior secured notes due December 15, 2021 (the “Notes”) and (ii) the Security Agreement, dated as of December 15, 2016 (as amended, modified, supplemented or restated and in effect from time to time, the “Notes Security Agreement”) by and among the Company, the Senior Noteholders, the Notes Agent, and the other Collateral Documents (as defined in the Notes (as defined below)) pursuant to which the Notes Agent acts as collateral agent for the Senior Noteholders. All of the Company’s obligations under the Notes and the other Notes Documents (as defined below) are secured by liens on and security interests in certain of the Grantors’ now-existing and hereafter acquired assets;

WHEREAS, reference is also made to (i) the Credit Agreement dated as of December 15, 2016 by and among Pacific Ethanol Pekin, LLC, a Delaware limited liability company (“Pekin Borrower”), Compeer Financial, PCA as lender (together with such other lenders from time to time party thereto, the “Pekin Lenders”), and the CoBank Agent (as amended, modified, supplemented or restated and in effect from time to time, including as of the date hereof, the “Pekin Loan Agreement”) pursuant to which the Pekin Lenders have advanced $71,500,000 in an aggregate principal amount; (ii) the Credit Agreement dated as of September 15, 2017 among Illinois Corn Processing, LLC, a Delaware limited liability company (“ICP Borrower”), Compeer Financial, PCA as lender (together with such other lenders from time to time party thereto, the “ICP Lenders”), and CoBank Agent (as amended, modified, supplemented or restated and in effect from time to time, including as of the date hereof, the “ICP Loan Agreement”) pursuant to which the ICP Lenders have advanced $30,000,000 in an aggregate principal amount; pursuant to which the Pekin Lenders and the ICP Lenders have agreed to extend credit to the Pekin Borrower and the ICP Borrower, respectively on the terms and subject to the conditions specified in the Pekin Loan Agreement and ICP Loan Agreement, respectively. All of the Pekin Borrowers’ obligations under the Pekin Loan Agreement and the other Pekin Loan Documents (as defined below) and all of the ICP Borrowers’ obligations under the ICP Loan Agreement and the other ICP Loan Documents (as defined below) are secured by liens on and security interests in certain of the Grantors’ now-existing and hereafter acquired assets; and

WHEREAS, pursuant to the terms of the Notes and the CoBank Loan Agreements (defined below), the Notes Agent, CoBank Agent and the Company are required to enter into this Agreement (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions and Interpretation.

1.1 Definitions. The following terms shall have the following meanings in this Agreement. All other terms not defined herein shall have the meanings ascribed to them in the Notes and CoBank Loan Documents, as applicable.

“Adequate Protection Liens” means any Liens granted in any Insolvency Proceeding (a) to any Notes Secured Party as adequate protection of the Notes Secured Obligations held by such Notes Secured Party or (b) to any CoBank Secured Party as adequate protection of the CoBank Secured Obligations held by such CoBank Secured Party.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“Central Assets” means all assets of, and all Equity Interests and other ownership interests owned by PEC, Pekin Borrower, and ICP Borrower constituting Common Collateral.

“Central Assets Sale” means (i) the sale of an ownership interest in or any assets of Pacific Ethanol Central, LLC, a Delaware limited liability company (whether arising pursuant to an ownership sale or an asset sale by any of its Subsidiaries, including the ICP Borrower, Pekin Borrower and Pacific Aurora, LLC, a Delaware limited liability company, and including any cash proceeds from any seller financing promissory note in connection with any such sale); or (ii) any net cash proceeds from the payment of the Indeck Proceeds.

“CoBank Agent” has the meaning set forth in the Recitals.

“CoBank Intercreditor Agreement” means the Intercreditor Agreement between the Pekin Lenders and the ICP Lenders dated March 20, 2020.

“CoBank Loan Agreements” means the Pekin Loan Agreements and ICP Loan Agreements.

“CoBank Loan Documents” means the ICP Loan Documents and the Pekin Loan Documents, and, after any refinancing of the CoBank Secured Obligations under the CoBank Loan Documents, the applicable refinancing documents and the CoBank Intercreditor Agreement.

“CoBank Priority Collateral” means any and all present and future right, title and interest of the Grantors in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located:

(a) the Central Assets;

(b) Indeck Proceeds;

(c) all books and records pertaining to any and/or all of the items set forth in clauses (a) and (b) above and clause (d) below; and

(d) to the extent not otherwise included, all products and proceeds of any and all of the foregoing and all documents, instruments, chattel paper, letter-of-credit rights, and supporting obligations given by any Person with respect to the foregoing, and all general intangibles relating to any of the foregoing.

“CoBank Secured Obligations” means all obligations, liabilities and indebtedness of every nature of any of the Grantors from time to time owed to the CoBank Secured Parties under the CoBank Loan Documents, including the “Obligations” (as defined in the CoBank Loan Agreements), together with (a) any amendments, modifications, renewals, replacements, refinancings or extensions thereof in accordance with the terms hereof, (b) any DIP Financing furnished by the CoBank Secured Parties, (c) any interest, fees and other charges accruing thereon or due or to become due with respect thereto after the commencement of any Insolvency Proceeding, without regard to whether or not such interest, fees and other charges constitute an allowed claim. CoBank Secured Obligations shall be considered to be outstanding whenever any commitment under any CoBank Loan Document is outstanding. To the extent any payment with respect to any CoBank Secured Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Notes Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the CoBank Secured Parties and the Notes Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“CoBank Secured Parties” means, collectively, the CoBank Agent, the ICP Lenders, the Pekin Lenders and each other holder from time to time of the CoBank Secured Obligations.

“Common Collateral” means all property of the Grantors, whether real, personal, or mixed, that is Notes Priority Collateral or CoBank Priority Collateral and subject to Liens granted to both the Notes Agent and CoBank Agent pursuant to the applicable Facility Documents, which Liens have not been avoided, disallowed, set aside, invalidated, or subordinated pursuant to Chapter 5 of the Bankruptcy Code or otherwise.

“Company” has the meaning set forth in the Recitals.

“Copyright License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Copyright.

“Copyrights” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person:

(a) All copyright rights in any work subject to the copyright laws of the United States of America or any other country or group of countries or any political subdivision thereof, whether as author, assignee, transferee or otherwise.

(b) All registrations and applications for registration of any such copyright in the United States of America or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any similar office in any other country).

“DIP Financing” has the meaning set forth in Section 7.2(a).

“Distribution” means, with respect to any indebtedness, obligation or security, including the Secured Obligations (a) any payment or distribution by any Person of cash, securities or other property, by set-off or otherwise, on account of such indebtedness, obligation or security or (b) any redemption, purchase or other acquisition of such indebtedness, obligation or security by any Person.

“Enforcement Action” means, with respect to the Notes Secured Obligations or the CoBank Secured Obligations, any of the following:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose of (whether publicly or privately), Common Collateral, or otherwise exercise or enforce remedial rights with respect to Common Collateral (including by way of set-off, recoupment notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b) solicit bids from third Persons to conduct the liquidation or disposition of Common Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Common Collateral;

(c) to receive a transfer of Common Collateral in satisfaction of any Secured Obligation secured thereby;

(d) to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Common Collateral at law, in equity, or pursuant to the Facility Documents (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Common Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Common Collateral); or

(e) effect the sale, lease, license or other disposition of Common Collateral by any Grantor after the occurrence and during the continuation of a Senior Event of Default with the consent of the Senior Secured Party with respect to such Common Collateral.

“Equity Interests” has the meaning set forth in Section 5.4.

“Existing Senior Noteholder Collateral” means all “Pledged Collateral” as defined in the Notes Security Agreement.

“Facility Documents” means the Notes Documents and the CoBank Loan Documents, as applicable.

“Grantor” has the meaning set forth in the Recitals.

“ICP Borrower” has the meaning set forth in the Recitals.

“ICP Lenders” has the meaning set forth in the Recitals.

“ICP Loan Agreement” has the meaning set forth in the Recitals.

“ICP Loan Documents” means the ICP Loan Agreement and the Loan Documents as defined in the ICP Loan Agreement.

“Indeck Proceeds” means any net cash proceeds from the payment of any award, judgment or settlement with respect to the legal proceeding styled Case No. 2015-L-006405 in the Circuit Court of Cook County, Illinois, Law Division.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, for each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Intellectual Property” means any and all Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses and Trademark Licenses.

“Junior Facility Documents” means with respect to any Junior Obligations, any provision pertaining to such Junior Obligation in any Facility Document or any other document, instrument or certificate evidencing, or delivered in connection with, such Junior Obligations.

“Junior Lien” means, with respect to (a) the Notes Priority Collateral, any Lien securing the CoBank Secured Obligations and (b) the CoBank Priority Collateral, any Lien securing the Notes Secured Obligations.

“Junior Obligations” means with respect to (a) the Notes Priority Collateral, the CoBank Secured Obligations and (b) the CoBank Priority Collateral, the Notes Secured Obligations.

“Junior Priority Collateral” means with respect to (a) the Notes Secured Parties, the CoBank Priority Collateral and (b) the CoBank Secured Parties, the Notes Priority Collateral.

“Junior Representative” means with respect to (a) the Notes Priority Collateral, the CoBank Agent and (b) the CoBank Priority Collateral, the Notes Agent.

“Junior Secured Parties” means with respect to (a) the Notes Priority Collateral, the CoBank Secured Parties and (b) the CoBank Priority Collateral, the Senior Noteholders.

“Junior Standstill Period” has the meaning set forth in Section 3.1(b).

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

“Maximum Obligations Amount” means:

(a) With respect to (i) the principal amount of Notes Secured Obligations, $65,649,177.91, plus (ii) the amount of all interest, fees, costs, expenses, indemnities and other amounts accrued or charged with respect to any of the Notes Secured Obligations as and when the same accrues or becomes due and payable, irrespective of whether the same is added to the principal amount of the Notes Secured Obligations and including the same as would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such Insolvency Proceeding, plus (iii) the principal amount of any DIP Financing, such principal amount of such DIP Financing, together with clause (i) above not to exceed $72,214,095.70. To the extent that any amounts set forth above exceed the amount of Notes Secured Obligations outstanding on the date hereof, the Notes Secured Parties are in no way required to provide additional funds to the Company, and nothing contained in this Agreement creates an obligation of the Notes Secured Parties or a commitment to (i) increase the amount of Notes Secured Obligations outstanding on the date hereof or (ii) provide any DIP Financing;

(b) With respect to (i) the principal amount of CoBank Secured Obligations $100,000,000, plus (ii) the amount of all interest, fees, costs, expenses, indemnities and other amounts accrued or charged with respect to any of the CoBank Secured Obligations as and when the same accrues or becomes due and payable, irrespective of whether the same is added to the principal amount of the CoBank Secured Obligations and including the same as would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable, in whole or in part, in any such Insolvency Proceeding, plus (iii) the principal amount of any DIP Financing, such principal amount of DIP Financing, together with clause (i) above, not to exceed $110,000,000.00. To the extent that any amounts set forth above exceed the amount of CoBank Secured Obligations outstanding on the date hereof, the CoBank Secured Parties are in no way required to provide additional funds to the Pekin Borrower or the ICP Borrower, and nothing contained in this Agreement creates an obligation of the CoBank Secured Parties or a commitment to (i) increase the amount of CoBank Secured Obligations outstanding on the date hereof or (ii) provide any DIP Financing;

plus, in the case of a refinancing of any of the foregoing permitted pursuant to this Agreement and in the case of each of clauses (a) and (b), an amount equal to accrued and unpaid interest on, and premium with respect to, the obligations being refinanced and other reasonable and customary fees and expenses incurred in connection with such refinancing.

“Note Amendment Agreement” has the meaning set forth in the Recitals.

“Notes” has the meaning set forth in the Recitals.

“Notes Agent” has the meaning set forth in the Recitals.

“Notes Documents” means the Note Amendment Agreement, the Notes, the Notes Security Agreement, all other Collateral Documents as defined in the Notes, and all other Transaction Documents as defined in the Notes and, after any refinancing of the Notes Secured Obligations under the Notes Documents, the applicable refinancing documents.

“Notes Priority Collateral” means any and all present and future right, title and interest of the Grantors in and to the following, whether now owned or hereafter acquired, existing or arising, and wherever located:

(a) the Western Assets;

(b) the Existing Senior Noteholder Collateral;

(c) all books and records pertaining to any and/or all of the items set forth in clauses (a) and (b) above and clause (d) below; and

(d) to the extent not otherwise included, all products and proceeds of any and all of the foregoing and all documents, instruments, chattel paper, letter-of-credit rights, and supporting obligations given by any Person with respect to the foregoing, and all general intangibles relating to any of the foregoing.

“Notes Secured Obligations” means all obligations, liabilities and indebtedness of every nature of each Grantor from time to time owed to the Notes Secured Parties under the Notes Documents, including, without limitation, all principal, fees, premiums, interest, expenses, indemnification obligations arising under the Notes Documents, together with (a) any amendments, modifications, renewals replacements, refinancings or extensions thereof in accordance with the terms hereof, (b) any DIP Financing furnished by the Notes Secured Parties and (c) any interest, fees and other charges accruing thereon or due or to become due with respect thereto after the commencement of any Insolvency Proceeding, without regard to whether or not such interest, fees and other charges constitute an allowed claim. To the extent any payment with respect to any Notes Secured Obligation (whether by or on behalf of any Grantor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any CoBank Secured Party, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the CoBank Secured Parties and the Notes Secured Parties, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Notes Secured Parties” means, collectively, the Notes Agent, the Senior Noteholders party to the Notes Security Agreement from time to time and each other holder of the Notes party to the Notes Security Agreement from time to time.

“Notes Security Agreement” has the meaning set forth in the Recitals.

“Paid in Full” means, with respect to any obligations of the Grantors pursuant to any notes issuance, loan agreement or similar agreement providing for the extension of credit, that: (a) all of such obligations (other than contingent obligations or indemnification obligations for which no underlying claim has been asserted) have been paid, performed or discharged in full (with all obligations consisting of monetary or payment obligations having been paid in full in cash), (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the applicable loan documents or any further rights under any notes issuances, and (c) any and all letters of credit or similar instruments issued under such loan documents have been cancelled and returned (or backed by stand-by guarantees or cash collateralized) in accordance with the terms of such loan documents.

“Patent License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right with respect to any Patent or any invention now or hereafter in existence, whether patentable or not, whether a patent or an application for a patent is in existence on such invention or not, and whether a patent or an application for a patent on such invention may come into existence or not.

“Patents” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person:

(a) All letters patent of the United States of America or the equivalent thereof in any other country or group of countries or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States of America or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country.

(b) All reissues, continuations, divisions, continuations-in-part, renewals or extensions of any of the foregoing.

“PEC” means Pacific Ethanol Central, LLC, a Delaware limited liability company.

“Pekin Borrower” has the meaning set forth in the Recitals.

“Pekin Lenders” has the meaning set forth in the Recitals.

“Pekin Loan Agreement” has the meaning set forth in the Recitals.

“Pekin Loan Documents” means the Pekin Loan Agreement and the Loan Documents as defined in the Pekin Loan Agreement.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, governmental authority or other entity.

“Plan of Reorganization” means a plan pursuant to chapter 11 of the Bankruptcy Code or similar plan part of any Insolvency Proceeding.

“Post-Petition Interest” means any interest, fees, expenses or other amount that accrues or would have accrued after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Representative” means Senior Representative and/or the Junior Representative, as the context requires.

“Sale” means (i) the sale of an ownership interest in or any assets of Pacific Ethanol Central, LLC, a Delaware limited liability company (whether arising pursuant to an ownership sale or an asset sale by any of its Subsidiaries, including the ICP Borrower, Pekin Borrower and Pacific Aurora, LLC, a Delaware limited liability company, and including any cash proceeds from any seller financing promissory note in connection with any such sale), or (ii) any sale of the Western Assets.

“Secured Obligations” means, collectively, the Notes Secured Obligations and the CoBank Secured Obligations.

“Secured Parties” means, collectively, the Notes Secured Parties and the CoBank Secured Parties, and each individually may sometimes be referred to herein as a “Secured Party”.

“Senior DIP Financing” has the meaning set forth in Section 7.2(a).

“Senior Event of Default” means, with respect to (a) any Notes Priority Collateral, an Event of Default as defined in the Notes Documents and (b) any CoBank Priority Collateral, an Event of Default as defined in the CoBank Loan Documents.

“Senior Facility Documents” means with respect to any Senior Obligations, any provision pertaining to such Senior Obligation in any Facility Document or any other document, instrument or certificate evidencing, or delivered in connection with, such Senior Obligations.

“Senior Lien” means, with respect to (a) the Notes Priority Collateral, any Lien securing the CoBank Secured Obligations and (b) the CoBank Priority Collateral, any Lien securing the Notes Secured Obligations.

“Senior Noteholders” has the meaning set forth in the Recitals.

“Senior Obligations” means with respect to (a) the Notes Priority Collateral, the Notes Secured Obligations (but not any Notes Secured Obligations in an aggregate principal amount of loans exceeding the Maximum Obligations Amount with respect to the Notes Secured Obligations) and (b) the CoBank Priority Collateral, the CoBank Secured Obligations (but not any CoBank Secured Obligations in an aggregate principal amount exceeding the Maximum Obligations Amount with respect to the CoBank Secured Obligations).

“Senior Priority Collateral” means with respect to (a) the Notes Secured Parties, the Notes Priority Collateral and (b) the CoBank Secured Parties, the CoBank Priority Collateral.

“Senior Representative” means with respect to (a) the Notes Priority Collateral, the Notes Agent and (b) the CoBank Priority Collateral, the CoBank Agent.

“Senior Secured Parties” means with respect to (a) the Notes Priority Collateral, the Notes Secured Parties and (b) the CoBank Priority Collateral, the CoBank Secured Parties.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States of America as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or held.

“Trademark License” means any agreement now or hereafter in existence granting to any Grantor, or pursuant to which any Grantor grants to any other Person, any right to use any Trademark.

“Trademarks” means, with respect to any Person, all of the following now owned or hereafter acquired by such Person:

(a) All trademarks, service marks, trade names, trade dress, logos and other similar source or business identifiers, all registrations and recordings thereof, and all registration and registration applications filed in connection therewith, including registrations and registration applications filed in the United States Patent and Trademark Office or any similar offices in any State of the United States of America or any other country or group of countries or any political subdivision thereof, and all extensions or renewals thereof.

(b) All goodwill connected with the use thereof or symbolized thereby.

“UCC” means the Uniform Commercial Code as in effect in the state of New York from time to time.

“Western Assets” means all assets, Equity Interests and any other ownership interests owned directly or indirectly by Pacific Ethanol West, LLC, a Delaware limited liability company, or any of its Subsidiaries (including any ownership interests therein of the Company or any of its Subsidiaries).

“Western Assets Sale” means any sale of the facilities or assets owned directly or indirectly by PE Op Co., a Delaware corporation, and/or Pacific Ethanol West, LLC, a Delaware limited liability company (including any ownership interests therein of the Company or any of its Subsidiaries).

1.2 Terms Generally.

(a) All terms defined in the UCC, unless otherwise defined herein, shall have the meanings set forth therein.

(b) The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed, replaced or extended;

(ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(iv) any references to sections, subsections, clauses, subclauses or paragraphs shall be references to sections, subsections, clauses, subclauses and paragraphs in this Agreement;

(v) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and

(vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2. Lien Priorities and Security Interests.

2.1 Lien Subordination.

(a) Any and all Junior Liens on Common Collateral now existing or hereafter created or arising, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly junior in priority, operation and effect to any and all Senior Liens on such Common Collateral now existing or hereafter created or arising, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Secured Party may now or hereafter be a party, and regardless of the time, order or method of grant, attachment, recording or perfection of any financing statements or other security interests, assignments, pledges, deeds, mortgages and other liens, charges or encumbrances or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the UCC or any applicable law or any Facility Document or any other circumstance whatsoever, and (iii) the fact that any such Senior Liens are (A) subordinated to any Lien securing any obligation of any Grantor other than the CoBank Secured Obligations or Notes Secured Obligations or (B) otherwise subordinated, voided, avoided, invalidated or lapsed.

(b) No Secured Party shall object to or contest, or support any other Person in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, or enforceability of any security interest in the Common Collateral granted to any other Secured Party, nor the priority of such security interest as set forth herein. No Secured Party shall take, or cause to be taken, any action for the purpose of making any Junior Lien on Common Collateral pari passu with or senior to any Senior Lien on such Common Collateral. It is understood that nothing in this Section 2.1(b) is intended to prohibit any Secured Party from exercising any rights expressly granted to it under this Agreement.

(c) Notwithstanding any failure by any Secured Party to perfect any or all of its security interests in any Common Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of any or all of the security interests in any Common Collateral granted to such Secured Party, the priority and rights as among the Secured Parties with respect to the Common Collateral shall be as set forth herein.

2.2 Nature of Obligations. Each Representative, on behalf of the applicable Secured Parties, acknowledges that (a) the CoBank Loan Agreements include a revolving commitment, that in the ordinary course of business the CoBank Secured Parties will apply payments and make advances thereunder, and that no application of any Common Collateral or the release of any Lien by the CoBank Secured Parties upon any portion of the Common Collateral in connection with a permitted disposition by either the ICP Borrower or the Pekin Borrower under the CoBank Loan Agreements shall constitute an Enforcement Action under this Agreement, other than as provided in clause (e) of the definition of Enforcement Action, (b) the Notes include debt issuances, that in the ordinary course of business the applicable Notes Secured Parties will apply payments from and may make future advance(s) to the Company, and that no application of any Common Collateral or the release of any Lien by the Notes Secured Parties upon any portion of the Common Collateral in connection with a permitted disposition by any Grantor under the Notes Documents shall constitute an Enforcement Action under this Agreement, other than as provided in clause (e) of the definition of Enforcement Action, and (c) the terms of the Secured Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Secured Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the Secured Parties under this Agreement (except to the extent required under Section 4) and without affecting the provisions hereof. The Lien priorities provided in Section 2.1 shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of, or waiver, consent or accommodation with respect to any Secured Obligations, or any portion thereof.

2.3 Actions to Perfect Liens.

(a) (i) The CoBank Agent agrees, on behalf of itself and the other CoBank Secured Parties, that UCC-1 financing statements, filed or recorded by or on behalf any CoBank Secured Party (or any agent or other representative thereof) in respect of the Common Collateral shall be in form reasonably satisfactory to the Notes Agent; (ii) the Notes Agent, on behalf of itself and the other Notes Secured Parties, that UCC-1 financing statements, filed or recorded by or on behalf of any Notes Secured Party (or any agent or other representative thereof) in respect of the Common Collateral shall be in form reasonably satisfactory to the CoBank Agent; and (iii) the CoBank Agent and the Notes Agent agree, on behalf of themselves and the applicable Secured Parties, that the UCC-1 financing statements listed on Schedule 2.3 attached hereto are approved by the CoBank Agent and the Notes Agent.

(b) (i) The CoBank Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the UCC) over any CoBank Priority Collateral pursuant to the CoBank Loan Documents, such possession or control is also for the benefit of the Notes Agent and the other Notes Secured Parties, but solely as gratuitous bailee to the extent required to perfect their security interest in such CoBank Priority Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the CoBank Agent (or any third party acting on its behalf) or provide any Notes Secured Party with any rights with respect to such CoBank Priority Collateral beyond those specified in this Agreement; provided that, once the CoBank Secured Obligations shall have been Paid in Full, (x) the CoBank Agent shall (A) deliver to the Notes Agent (and each Grantor hereby directs the CoBank Agent to so deliver), any stock certificates or promissory notes evidencing or constituting CoBank Priority Collateral in its possession or control together with any necessary endorsements or (B) direct and deliver the CoBank Priority Collateral as a court of competent jurisdiction otherwise directs and (y) in the case of any CoBank Priority Collateral consisting of deposit accounts or securities accounts as to which the CoBank Agent has control pursuant to an account control agreement, the CoBank Agent and the applicable Grantor shall take such actions, if any, as are required to cause control over such CoBank Priority Collateral to become vested in the Notes Agent; provided further that, the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the CoBank Secured Parties and the Notes Secured Parties and shall not impose on the CoBank Secured Parties any obligations in respect of the disposition of any CoBank Priority Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

(ii) The Notes Agent hereby acknowledges that, to the extent that it holds, or a third party holds on its behalf, physical possession of or “control” (as defined in the UCC) over any Notes Priority Collateral pursuant to the Notes Documents, such possession or control is also for the benefit of the CoBank Agent and the other CoBank Secured Parties, but solely as gratuitous bailee to the extent required to perfect their security interest in such Notes Priority Collateral. Nothing in the preceding sentence shall be construed to impose any duty on the Notes Agent (or any third party acting on its behalf) or provide any CoBank Secured Party with any rights with respect to such Notes Priority Collateral beyond those specified in this Agreement; provided that, once the Notes Secured Obligations shall have been Paid in Full, (x) the Notes Agent shall (A) deliver to the CoBank Agent (and each Grantor hereby directs the Notes Agent to so deliver), any stock certificates or promissory notes evidencing or constituting Notes Priority Collateral in its possession or control together with any necessary endorsements or (B) direct and deliver the Notes Priority Collateral as a court of competent jurisdiction otherwise directs and (y) in the case of any Notes Priority Collateral consisting of deposit accounts or securities accounts as to which the Notes Agent has control pursuant to an account control agreement, the Notes Agent and the applicable Grantor shall take such actions, if any, as are required to cause control over such Notes Priority Collateral to become vested in the CoBank Agent; provided further that, the provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Notes Secured Parties and the CoBank Secured Parties and shall not impose on the Notes Secured Parties any obligations in respect of the disposition of any Notes Priority Collateral (or any proceeds thereof) that would conflict with prior perfected Liens or any claims thereon in favor of any other Person that is not a Secured Party.

(c) Except for gross negligence or willful misconduct as determined pursuant to a final non-appealable judgment by a court of competent jurisdiction, (i) the CoBank Agent, on behalf of each CoBank Secured Party, hereby waives and releases the Notes Agent (and any third party acting on its behalf) from all claims and liabilities arising pursuant to the Notes Agent’s role (and the role of any third party acting on its behalf) as gratuitous bailee with respect to such Notes Priority Collateral; and (ii) the Notes Agent, on behalf of each Notes Secured Party, hereby waives and releases the CoBank Agent (and any third party acting on its behalf) from all claims and liabilities arising pursuant to the CoBank Agent’s role (and the role of any third party acting on its behalf) as gratuitous bailee with respect to such CoBank Priority Collateral.

2.4 No New Liens. The parties hereto agree that there shall be no Lien, and no Grantor shall have any right to create any Lien on any asset securing any Secured Obligation if such asset is not also subject to a Lien securing each other Secured Obligation, with the priority of such Lien to be agreed to by the CoBank Secured Parties and the Notes Secured Parties at the time of the creation of such Lien, except that nothing contained in this Section 2.4 shall preclude the Notes Secured Parties from being granted Adequate Protection Liens in accordance with Section 7.4, or (B) the CoBank Secured Parties from being granted Adequate Protection Liens in accordance with Section 7.4. If any Representative shall (nonetheless and in breach hereof) acquire or hold any Lien, on behalf of the applicable Secured Parties, on any assets securing the Secured Obligations, which assets are not also subject to a Lien securing the other Secured Obligations as required by the first sentence of this Section 2.4, then such Representative shall, without the need for any further consent of any other Secured Party, and notwithstanding anything to the contrary in any Facility Documents be deemed to hold and have held such Lien for the benefit of the Secured Parties holding Secured Obligations that are required to have a Lien on such assets by the first sentence of this Section 2.4 (and each such Lien so deemed to have been held shall be subject in all respects to the provisions of this Agreement, including without limitation the lien subordination provisions set forth in Section 2.1). In such event, such Representative shall (a) endeavor to give the other Representative and other Secured Parties prompt written notice of such additional Lien, provided that the failure to give such notice shall not affect the validity of such additional Lien or the rights hereunder of the Secured Party receiving such additional Lien (subject to the Lien priorities and other terms hereof), and (b) enter into, execute or deliver any agreements, filings, instruments or other documents reasonably requested by the other Representative or Secured Party in order to evidence the Lien priorities set forth herein.

3. Enforcement Rights.

3.1 Exclusive Enforcement.

(a) Until the Senior Obligations have been Paid in Full, whether or not an Insolvency Proceeding has been commenced by or against any Grantor, the Senior Representative shall have the exclusive right to take and continue (or refrain from taking and continuing) any Enforcement Action with respect to its Senior Priority Collateral as it may determine in its sole discretion, without any consultation with or consent of any Junior Secured Party with respect to such Senior Priority Collateral. Upon the occurrence and during the continuance of a Senior Event of Default (and subject to the provisions of the Senior Facility Documents), the Senior Representative and the other Senior Secured Parties may take and continue any Enforcement Action with respect to the Senior Priority Collateral in such order and manner as they may determine in their sole discretion.

(b) Notwithstanding Section 3.1(a), the Junior Representative and the other Junior Secured Parties may enforce any of their rights and exercise any of their remedies with respect to the Senior Priority Collateral after a period of 120 days has elapsed since the date on which the Junior Representative has delivered to the Senior Representative written notice of the acceleration or non-payment at maturity of the indebtedness then outstanding under the Junior Facility Documents (the “Junior Standstill Period”); provided that, notwithstanding the expiration of the Junior Standstill Period or anything to the contrary herein, in no event shall the Junior Representative or any other Junior Secured Party enforce or exercise any rights or remedies with respect to the Senior Priority Collateral if the Senior Representative or any other Senior Secured Party shall have commenced, and shall be diligently pursuing the enforcement or exercise of any rights or remedies with respect to the Senior Priority Collateral; provided further that the Junior Standstill Period shall be stayed, tolled and deemed not to have expired during the pendency of any Insolvency Proceeding or during any period of time for which any stay or other order prohibiting the exercise of remedies with respect to any Senior Priority Collateral has been entered by a court of competent jurisdiction and is in effect.

(c) It is understood and agreed that Section 3.1(a) and Section 3.1(b) do not restrict the following:

(i) in any Insolvency Proceeding commenced by or against any Grantor, the Senior Representative or Junior Representative may file a proof of claim or statement of interest;

(ii) the Junior Representative may take any action (solely to the extent not adverse to the prior Liens securing the Senior Obligations or the rights of the Senior Representative or the Senior Secured Parties to exercise remedies in respect thereof) in order to preserve, perfect or protect (but not enforce) its Junior Lien;

(iii) each of the Senior Representative and Junior Representative shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the respective Secured Parties, if any, in each case in accordance with the terms of this Agreement;

(iv) each of the Senior Representative and Junior Representative shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors or secured creditors of the Grantors with respect to the Common Collateral arising under either any bankruptcy, insolvency or similar law or applicable non-bankruptcy law, in each case in accordance with the terms of this Agreement;

(v) the Junior Representative shall be entitled to exercise any of its rights or remedies with respect to any of the Common Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 3.1(b); and

(vi) the Junior Representative and the other Junior Secured Parties may make a bid on all, or any portion of, the Common Collateral in any bankruptcy or non-bankruptcy auction or foreclosure proceeding or action; provided that, the cash portion of any such bid is sufficient for the Senior Obligations to be Paid in Full.

3.2 Waivers.

(a) (i) The Notes Agent, on behalf of itself and the other Notes Secured Parties, agrees, for the benefit of the CoBank Agent and each other CoBank Secured Party, that until the CoBank Secured Obligations shall have been Paid in Full, subject to Section 3.1(c), it will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the CoBank Priority Collateral (whether or not pursuant to an Enforcement Action) permitted by the CoBank Loan Documents as a result of which the Junior Lien is released; and (ii) the CoBank Agent, on behalf of itself and the other CoBank Secured Parties, agrees, for the benefit of the Notes Agent and each other Notes Secured Party, that until the Notes Secured Obligations shall have been Paid in Full, subject to Section 3.1(c), it will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of Notes Priority Collateral (whether or not pursuant to an Enforcement Action) pursuant to the Notes Documents as a result of which the Senior Lien is released.

(b) (i) The Notes Agent, on behalf of itself and the other Notes Secured Parties, agrees, for the benefit of the CoBank Agent and each other CoBank Secured Party, that until the CoBank Secured Obligations shall have been Paid in Full, it has no right to (x) direct the CoBank Agent or any other CoBank Secured Party to take any Enforcement Action with respect to the CoBank Priority Collateral or (y) subject to Section 5.1(c), consent or object to the taking by the CoBank Agent or any other CoBank Secured Party of any Enforcement Action with respect to the CoBank Priority Collateral or to the timing or manner thereof (or, to the extent it may have any such right described in this Section 3.2(b)(i) as a junior lien creditor, it hereby irrevocably waives such right); and (ii) the CoBank Agent, on behalf of itself and the other CoBank Secured Parties, agrees, for the benefit of the Notes Agent and each other Notes Secured Party, that until the Notes Secured Obligations shall have been Paid in Full, it has no right to (x) direct the Notes Agent or any other Notes Secured Party to take any Enforcement Action with respect to the Notes Priority Collateral or (y) subject to Section 3.1(c), consent or object to the taking by the Notes Agent or any other Notes Secured Party of any Enforcement Action with respect to the Notes Priority Collateral or to the timing or manner thereof (or, to the extent it may have any such right described in this Section 3.2(b)(ii) as a junior lien creditor, it hereby irrevocably waives such right).

(c) (i) The Notes Agent, on behalf of itself and the other Notes Secured Parties, agrees, for the benefit of the CoBank Agent and each other CoBank Secured Party, that until the CoBank Secured Obligations shall have been Paid in Full, it will not take any Enforcement Action with respect to any CoBank Priority Collateral, except as otherwise permitted under Section 3.1(b); and (ii) the CoBank Agent, on behalf of itself and the other CoBank Secured Parties, agrees, for the benefit of the Notes Agent and each other Notes Secured Party, that until the Notes Secured Obligations shall have been Paid in Full, it will not take any Enforcement Action with respect to any Notes Priority Collateral, except as otherwise permitted under Section 3.1(b).

(d) (i) The Notes Agent, on behalf of itself and the other Notes Secured Parties, agrees, for the benefit of the CoBank Agent and each other CoBank Secured Party, that until the CoBank Secured Obligations shall have been Paid in Full, it will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the CoBank Priority Collateral, in each case, except as otherwise permitted under Section 3.1(b); (ii) the CoBank Agent, on behalf of itself and the other CoBank Secured Parties, agrees, for the benefit of the Notes Agent and each other Notes Secured Party, that until the Notes Secured Obligations shall have been Paid in Full, it will not commence judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce their interest in or realize upon, the Notes Priority Collateral, in each case except as otherwise permitted under Section 3.1(b).

(e) (i) The Notes Agent, on behalf of itself and the other Notes Secured Parties, agrees, for the benefit of the CoBank Agent and each other CoBank Secured Party, that until the CoBank Secured Obligations shall have been Paid in Full, it will not seek, and hereby waives any right, to have the CoBank Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral, except as otherwise permitted under Section 3.1(b); and (ii) the CoBank Agent, on behalf of itself and the other CoBank Secured Parties, agrees, for the benefit of the Notes Agent and each other Notes Secured Party, that until the CoBank Secured Obligations shall have been Paid in Full, it will not seek, and hereby waives any right, to have the Notes Priority Collateral or any part thereof marshaled upon any foreclosure or other disposition of the Common Collateral, except as otherwise permitted under Section 3.1(b).

3.3 Rights as Unsecured Creditors. In the event that any Junior Secured Party becomes a judgment lien creditor as a result of its enforcement of its rights as an unsecured creditor in respect of its Junior Obligations, such judgment lien shall be subject to the terms of this Agreement for all purposes to the same extent as all other Junior Liens created pursuant to the Junior Facility Documents subject to this Agreement. In the event the Junior Secured Parties receive any distribution with respect to Senior Priority Collateral pursuant to any Plan of Reorganization, such distribution shall be subject to the provisions of this Agreement.

3.4 Cooperation. Each of the Senior Representative and Junior Representative, on behalf of itself and the applicable Secured Parties, agrees that it shall take such actions with respect to the Common Collateral as the other Representative shall reasonably request in connection with any Enforcement Action by such other Representative or the exercise by such other Representative of its rights set forth herein.

3.5 No Additional Rights for Grantors. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, no Grantor shall be entitled to use such violation as a defense to any action by any Secured Party, nor may it assert such violation as a counterclaim or basis for set-off or recoupment against any Secured Party.

3.6 Actions Upon Breach.

(a) If any Secured Party commences or participates in any action or proceeding in respect of the Common Collateral contrary to this Agreement, any Grantor, with the prior written consent of the other Representative of the other group of Secured Parties, may interpose as a defense or dilatory plea the making of this Agreement, and the Representative of the other set of Secured Parties may intervene and interpose such defense or plea in its or their name, or in the name of such Grantor.

(b) If any Secured Party (or any agent or other representative thereof) in any way takes, attempts to take or threatens to take any action with respect to the Common Collateral (including, without limitation, any attempt to enforce any remedy on the Common Collateral) in violation of this Agreement, or fails to take any action required by this Agreement, the Representative of the other set of Secured Parties (in its or their own name, or in the name of any Grantor) may obtain relief against the original Secured Party (or agent or other representative thereof) by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each of the Representatives on behalf of the Secured Parties that (i) the damages of such other Secured Parties from the actions of the original Secured Party may at that time be difficult to ascertain and may be irreparable and (ii) each Secured Party waives any defense that any Grantor and/or the other Secured Parties cannot demonstrate damage and/or can be made whole by the awarding of damages.

4. Amendments to Loan Documents and Refinancings.

4.1 Amendments to Loan Documents.

(a) The Notes Documents and CoBank Loan Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, all without affecting the lien subordination or other provisions of this Agreement; provided, however, that without the consent of the other Representative, no such amendment, restatement, supplement or modification shall have the effect of:

(i) increasing the principal amount of the Notes Secured Obligations or the CoBank Secured Obligations then outstanding or permitted to be outstanding to an amount that exceeds the applicable Maximum Obligations Amount with respect to the such Notes Secured Obligations or CoBank Secured Obligations;

(ii) changing any scheduled date for the repayment of the loans or extensions of credit outstanding or permitted to be outstanding under the Facility Documents to an earlier date;

(iii) amending, supplementing or otherwise modifying the terms “default” or “event of default” (or words of similar import) contained in any Facility Document in a manner that is adverse to any other Secured Party;

(iv) changing the redemption, prepayment, early termination or defeasance provisions set forth in the Junior Facility Documents in a manner that is adverse to any other Secured Party;

(v) amending, supplementing, or otherwise modifying the terms of any payment or repayment obligations required to avoid conflict with this Agreement; or

(vi) otherwise materially increasing the obligations of the Grantors under the Notes Documents or conferring any additional rights on the Notes Secured Parties in a manner that is adverse to the CoBank Secured Parties or increasing the obligations of the Grantors under the CoBank Loan Documents or conferring any additional rights on the CoBank Secured Parties in a manner that is adverse to the Notes Secured Parties.

4.2 Limitations on Refinancings.

(a) The indebtedness under the CoBank Loan Agreements may be refinanced, in whole but not in part, with the same or different lenders in a refinancing, without the consent of the Notes Agent or the other Notes Secured Parties; provided that (i) the holders of any indebtedness resulting from such refinancing (or the agent of such holders) shall have become bound in writing to the terms of this Agreement to each other party to this Agreement and (ii) no such refinancing shall have the effect of amending, restating, supplementing or modifying the terms of the CoBank Secured Obligations in violation of Section 4.1.

(b) The indebtedness under the Notes may be refinanced, in whole or in part, with the same or different lenders in a refinancing, without the consent of the CoBank Agent or the other CoBank Secured Parties; provided that (i) the holders of any indebtedness resulting from such refinancing (or the agent of such holders) shall have become bound in writing to the terms of this Agreement to each other party to this Agreement and (ii) no such refinancing shall have the effect of amending, restating, supplementing or modifying the terms of the Notes Secured Obligations in violation of Section 4.1.

5. Collateral Matters.

5.1 Distribution of Proceeds of Common Collateral; Turnover Provisions.

(a) Except as provided in Section 5.1(b) and (c), all proceeds of Senior Priority Collateral (including any interest earned thereon) resulting from any Enforcement Action, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows: first, to the Senior Representative to be applied in accordance with the Senior Facility Documents until the Senior Obligations are indefeasibly Paid in Full; second, to the Junior Representative to be applied in accordance with the Junior Facility Documents until the Junior Obligations are indefeasibly Paid in Full; and third, to the relevant Grantor, or as a court of competent jurisdiction may direct.

(b) Prior to the occurrence and continuance of a Senior Event of Default or an event which, with the giving of notice or passing of time, would constitute a Senior Event of Default, the Grantors agree that each Central Assets Sale or Western Assets Sale shall be made only for fair market value for cash, and:

(i) Any Central Assets Sale shall result in distributions by the Grantors as follows: first, to the CoBank Agent in an amount up to $40,000,000 to be applied in accordance with the CoBank Intercreditor Agreement; and second, 33% of any remaining amounts shall be distributed to the CoBank Agent to be applied in accordance with the CoBank Intercreditor Agreement, 34% of any remaining amounts shall be distributed to the Notes Agent to be applied in accordance with the Notes Documents, and 33% of any remaining amounts shall be distributed to the relevant Grantor; and

(ii)  Any Western Assets Sale shall result in distributions by the Grantors as follows: first, to the Notes Agent in an amount up to $20,000,000 to be applied in accordance with the Notes; and second, 33% of any remaining amounts shall be distributed to the CoBank Agent to be applied in accordance with the CoBank Intercreditor Agreement, 34% of any remaining amounts shall be distributed to the Notes Agent to be applied in accordance with the Notes Documents, and 33% of any remaining amounts shall be distributed to the relevant Grantor;

(c) Upon the occurrence and during the continuance of a Senior Event of Default or an event which, with the giving of notice or passing of time, would constitute a Senior Event of Default, the Grantors agree that no Sale shall be conducted without the prior written consent of the Senior Representative, and:

(i) all proceeds of Common Collateral (including any interest earned thereon) resulting from a Central Assets Sale, shall be distributed as follows: first, to the CoBank Agent in the full amount of such proceeds up to $40,000,000 to be applied in accordance with the CoBank Intercreditor Agreement; and second, 33% of such remaining proceeds shall be distributed to the CoBank Agent to be applied in accordance with the CoBank Intercreditor Agreement, 34% of such remaining proceeds shall be distributed to the Notes Agent to be applied in accordance with the Notes, and 33% of such remaining proceeds shall be distributed in accordance with Section 5.1(a); and

(ii)  all proceeds of Common Collateral (including any interest earned thereon) resulting from a Western Assets Sale, shall be distributed as follows: first, to the Notes Agent in the full amount of such proceeds up to $20,000,000 to be applied in accordance with the Notes; and second, 33% of such remaining proceeds shall be distributed to the CoBank Agent to be applied in accordance with the CoBank Intercreditor Agreement, 34% of such remaining proceeds shall be distributed to the Notes Agent to be applied in accordance with the Notes Documents, and 33% of such remaining proceeds shall be distributed in accordance with Section 5.1(a).

(d) Until the Senior Obligations shall have been Paid in Full, no Junior Secured Party may accept any Common Collateral, including any Common Collateral constituting proceeds, in satisfaction, in whole or in part, of the Junior Obligations in violation of Section 5.1(a) or (b). Any Common Collateral, including any Common Collateral constituting proceeds, received by a Junior Secured Party that is not permitted to be received pursuant to the preceding sentence shall be segregated and held in trust and promptly turned over to Senior Representative to be applied in accordance with Section 5.1(a) or (b) in the same form as received, with any necessary endorsements, and each Junior Secured Party hereby authorizes the Senior Representative to make any such endorsements as agent for the Junior Representative (which authorization, being coupled with an interest, is irrevocable). Upon the turnover of such Common Collateral as contemplated by the immediately preceding sentence, the Junior Obligations purported to be satisfied by the payment of such Common Collateral shall be immediately reinstated in full as though such payment had never occurred.

5.2 Lien Releases.

(a) Upon any release, sale or disposition of any Common Collateral that results in the release of the applicable Senior Lien on such Common Collateral and that is effected pursuant to an Enforcement Action permitted by this Agreement, the Junior Lien on such Common Collateral (but not on any proceeds of such Common Collateral not required to be paid to the Senior Secured Parties) shall be automatically and unconditionally released, unless such lien release is in connection with the applicable Senior Obligations being Paid in Full (and such lien release is not required in connection with the applicable Senior Obligations being Paid in Full).

(b) Until the Senior Obligations have been Paid in Full, the Junior Representative shall promptly execute and deliver such release documents and instruments and shall take such further actions as the Senior Representative shall reasonably request to evidence any release of the Junior Lien on any Senior Priority Collateral described in Section 5.2(a). The Junior Representative with respect to any Common Collateral which is not its Senior Priority Collateral hereby appoints the Senior Representative and any officer or duly authorized person of the Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Junior Representative and in the name of the Junior Representative or in the Senior Representative’s own name; provided that, such power of attorney must be exercised in the Senior Representative’s reasonable discretion, solely for the purposes of carrying out the terms of Section 5.2(a), to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary to accomplish the purposes of Section 5.2(a), including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

5.3 Inspection Rights and Insurance.

(a) Until the Senior Obligations have been Paid in Full, any Senior Secured Party and its representatives and invitees may, to the extent expressly permitted by the Senior Facility Documents, inspect any Common Collateral.

(b) Until the Senior Obligations have been Paid in Full, the Senior Representative will have the sole and exclusive right, subject to the rights of the Grantors under the applicable Senior Facility Documents to adjust or settle any insurance policy or claim covering Common Collateral in the event of any loss thereunder, and (iii) to approve any award granted in any condemnation or similar proceeding affecting Common Collateral. All proceeds of any such policy and any such award if in respect of the Senior Priority Collateral shall be paid (a) first, before the applicable Senior Obligations are Paid in Full, to the Senior Secured Parties pursuant to the terms of the Senior Facility Documents, (b) second, after the applicable Senior Obligations are Paid in Full, to the Junior Secured Parties pursuant to the terms of the applicable Junior Facility Documents, and (c) third, after the applicable Junior Obligations are Paid in Full, to any excess obligations (if any), then to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Junior Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Senior Secured Parties in accordance with the terms of Section 5.1(d).

6. Representations and Warranties. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

7. Insolvency Proceedings.

7.1 Filing of Motions. No Junior Secured Party shall, in or in connection with any Insolvency Proceeding or otherwise, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case to challenge, contest or otherwise object to the scope, validity, enforceability, perfection or priority of any Liens held by any Senior Secured Party and no Junior Secured Party shall support any other Person doing any of the foregoing.

7.2 Financing Matters.

(a) If any Grantor becomes subject to any Insolvency Proceeding, and if the Senior Representative consents (or indicates to the Junior Representative in writing or publically that it does not object): (i) to the use of its Senior Priority Collateral (including its Senior Priority Collateral that is cash collateral) by any Grantor during any Insolvency Proceeding; (ii) to any Grantor obtaining financing from the Senior Secured Parties under sections 363 or 364 of the Bankruptcy Code (“DIP Financing”) secured by their respective Senior Priority Collateral (but not the Senior Priority Collateral of any other Senior Representative); or (iii) to the provision of DIP Financing secured by its Senior Priority Collateral (but not the Senior Priority Collateral of the Senior Representative) to any Grantor by any third party (any such DIP Financing contemplated by (ii) or (iii), the “Senior DIP Financing”), then, so long as any Liens on such Senior Priority Collateral securing the DIP Financing are senior to or pari passu with the Liens on such Senior Priority Collateral securing the Senior Obligations (or such DIP Financing refinances such Senior Obligations), the Junior Representative agrees, on behalf of itself and the other Junior Secured Parties, that each such Junior Secured Party:

(i) will be deemed to have consented to, will raise no objection to or otherwise contest, and will not support any other Person objecting to or contesting, the use of such Senior Priority Collateral or to such Senior DIP Financing; provided that the Junior Representative and each Junior Secured Party reserves the right to object to any Senior DIP Financing to the extent that such Senior DIP Financing: (A) compels any Grantor to seek confirmation of a specific Plan of Reorganization for which all of the material terms are set forth in the cash collateral order or the DIP Financing documentation; (B) does not provide the Junior Representative adequate protection with respect to the Common Collateral securing the Junior Obligations; or (C) requires the Junior Representative to not retain its Lien on the Common Collateral;

(ii) will not request adequate protection, or seek any other relief in connection therewith, except as expressly agreed to in writing by the Senior Representative or as permitted Section 7.4 below;

(iii) will subordinate, and will be deemed hereunder to have subordinated, its Junior Liens and any Adequate Protection Liens provided in respect thereof to (A) the Liens on Senior Priority Collateral securing such Senior DIP Financing on the same terms and conditions as the Senior Liens on such Senior Priority Collateral are subordinated to such Liens on such Senior Priority Collateral securing such Senior DIP Financing, (B) any adequate protection with respect to such Senior Priority Collateral provided to the Senior Secured Parties with respect to such Senior Priority Collateral, including, without limitation, Adequate Protection Liens on such Senior Priority Collateral provided to such Senior Secured Parties, and (C) any “carve-out” with respect to such Senior Priority Collateral for professional fees and fees for the Office of the United States Trustee agreed to by the Senior Representative or the other Senior Secured Parties with respect to such Senior Priority Collateral; and

(iv) agrees that any notice of such events found to be adequate by the bankruptcy court shall be adequate notice under this Agreement.

(b) If any Grantor becomes subject to any Insolvency Proceeding, then the Junior Representative or any Junior Secured Party may propose DIP Financing to such Grantor:

(i) secured by assets constituting Common Collateral which is not its Senior Priority Collateral so long as (A) the Senior Representative has not proposed to provide DIP Financing to any Grantor secured by such Senior Priority Collateral and has not consented (or objects) to the provision of DIP Financing to any Grantor secured by such Senior Priority Collateral by any third party and (B) the Liens securing such DIP Financing (or any Adequate Protection Liens granted in connection therewith) on such Senior Priority Collateral are junior and subordinate to the Senior Liens (and any Adequate Protection Liens granted to any Senior Secured Parties) on such Senior Priority Collateral;

(ii) secured by assets constituting Common Collateral which is its Senior Priority Collateral; or

(iii) secured by assets not constituting Common Collateral.

7.3 Relief from the Automatic Stay. The Junior Representative agrees, on behalf of itself and the other Junior Secured Parties, that until the Senior Obligations have been Paid in Full, it will not, without the prior written consent of the Senior Representative, (a) seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in violation thereof, or support any other Person seeking such relief or taking such action, in each case in respect of the Common Collateral that is not such Junior Representative’s Senior Priority Collateral, without the prior written consent of the Senior Representative or (b) object to, contest, or support any other Person objecting to or contesting, any relief from the automatic stay or from any other stay in any Insolvency Proceeding requested by any Senior Secured Party, in each case in respect of the Common Collateral that is not such Junior Representative’s Senior Priority Collateral.

7.4 Adequate Protection.

(a) Each Representative, on behalf of itself and the other Secured Parties that it acts for, agrees that none of them shall oppose, object to, contest, or support any other Person objecting to or contesting:

(i) any request by any Senior Representative or any other Senior Secured Party for adequate protection of its interest with respect to its Senior Priority Collateral, including, without limitation, in the form of Adequate Protection Liens, superpriority claims, interest, fees, expenses, professionals’ fees and expenses, or other amounts;

(ii) any objection by any Senior Representative or any other Senior Secured Party to any motion, relief, action or proceeding based on a claim of a lack of adequate protection to the such Senior Secured Parties with respect to its Senior Priority Collateral; or

(iii) the payment of interest, fees, expenses or other amounts to any Senior Representative or any other Senior Secured Party under sections 506(b) or 506(c) of the Bankruptcy Code or otherwise with respect to its Senior Priority Collateral.

(b) In any Insolvency Proceeding, solely to the extent that the Senior Secured Parties are granted adequate protection of their interest in the Senior Priority Collateral in the form of Adequate Protection Liens or superpriority claims in connection with any DIP Financing or use of cash collateral under sections 363 or 364 of the Bankruptcy Code, then the Junior Representative, on behalf of each Junior Secured Party represented by it, shall be entitled to seek Adequate Protection Liens and/or superpriority claims on such Senior Priority Collateral, which Adequate Protection Liens and/or superpriority claims shall be subordinated to (i) any Adequate Protection Liens and superpriority claims of the Senior Secured Parties with respect to such Senior Priority Collateral, (ii) any Adequate Protection Liens granted to the Senior Secured Parties on any additional collateral, and (iii) the Liens on such collateral and superpriority claims granted under such DIP Financing;

(c) Notwithstanding anything to the contrary in Section 7.4(a), in any Insolvency Proceeding, Secured Parties may seek, support, accept or retain adequate protection in respect of assets of the Grantors or their Subsidiaries that do not constitute Common Collateral solely in the form of (A) an Adequate Protection Lien on such assets and (B) non-monetary adequate protection that is customarily provided in an Insolvency Proceeding, including, without limitation, the disclosing of information and the ability to monitor such adequate protection; and

(d) No Secured Party will assert or enforce any claim made under section 506(c) of the Bankruptcy Code with respect to Common Collateral.

7.5 Avoidance Issues. If any Secured Party is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of any Grantor, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, then the applicable Secured Obligations shall be reinstated to the extent of such payment and deemed to be outstanding as if such payment had not occurred, and the applicable Secured Obligations shall be deemed not to have been Paid in Full. If this Agreement shall have been terminated prior to the making of such payment, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. The Junior Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation with respect to the Common Collateral which is not its Senior Priority Collateral made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

7.6 Asset Dispositions in an Insolvency Proceeding. The Junior Representative, on behalf of itself and the other Junior Secured Parties, agrees that (a) it shall not, in an Insolvency Proceeding, oppose any sale or disposition of any Common Collateral that is not its Senior Priority Collateral that is supported by the Senior Secured Parties with respect to such Common Collateral and (b) it will be deemed, in its capacity as a holder of a Lien on such Common Collateral, to have consented under section 363 of the Bankruptcy Code (and otherwise) to any such sale supported by the Senior Secured Parties and to have released their Liens in such Common Collateral (but not on any proceeds of such Common Collateral not required to be paid to the Senior Secured Parties, which Liens on such proceeds, if any, shall remain subject to the provisions of this Agreement).

7.7 Separate Grants of Security and Separate Classification. Each Representative, on behalf of itself and the applicable Secured Parties, acknowledges and agrees that (a) the grant of Liens on the Common Collateral to such Representative securing its Secured Obligations and those of the Secured Parties for who it acts constitutes a separate and distinct grant of Liens from the grant of Liens on the Common Collateral securing the other Secured Obligations, (b) because of, among other things, their differing rights in the Common Collateral, the Notes Secured Obligations and the CoBank Secured Obligations are fundamentally different and must be separately classified in any Plan of Reorganization proposed or confirmed in an Insolvency Proceeding, and (c) it will object to, and not vote in favor of, any Plan of Reorganization that does not separately classify the Notes Secured Obligations and the CoBank Secured Obligations. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if a court of competent jurisdiction holds that the claims of the Notes Secured Parties and the claims held by the CoBank Secured Parties in respect of the Common Collateral constitute only one secured claim, rather than separate classes secured claims, then the Junior Secured Parties with respect to any Common Collateral hereby acknowledge and agree that all distributions in respect of such Common Collateral shall be made as if there were separate classes of secured claims against the relevant Grantors in respect of such Common Collateral (with the effect being that, to the extent that the aggregate value of such Common Collateral is sufficient (for this purpose ignoring all claims held by such Junior Secured Parties), the Senior Secured Parties with respect to such Common Collateral shall be entitled to receive, in addition to distributions to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of Post-Petition Interest (at the applicable non-default rate) before any distribution in respect of such Common Collateral is made in respect of the claims held by the Junior Secured Parties). The Junior Secured Parties with respect to any Common Collateral hereby acknowledge and agree to turn over to the Senior Secured Parties distributions otherwise received or receivable by them in respect of such Common Collateral to the extent necessary to effectuate the intent of the immediately preceding sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Secured Parties with respect to such Common Collateral.

7.8 Plans of Reorganization.

(a) Notwithstanding any other provision of this Agreement, but subject to Section 7.7, no Secured Party shall be prevented from exercising its rights to vote in favor of or against, or object to or contest, any Plan of Reorganization in any Insolvency Proceeding of any Grantor.

(b) If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon the Common Collateral are distributed, pursuant to a Plan of Reorganization or similar dispositive restructuring plan, on account of Notes Secured Obligations and on account of CoBank Secured Obligations, then, to the extent the debt obligations distributed on account of the Notes Secured Obligations and on account of the CoBank Secured Obligations are secured by Liens upon the same Notes Priority Collateral or CoBank Priority Collateral, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such Plan of Reorganization and will apply with like effect to the Liens securing such debt obligations.

7.9 Post-Petition Interests. Neither the Junior Representative nor any other Junior Secured Parties shall oppose or seek to challenge any claim by the Senior Representative or any other Senior Secured Party for allowance in any Insolvency Proceeding of Senior Obligations of such Senior Secured Parties consisting of Post-Petition Interest, fees or expenses to the extent of the value of the Lien on its Senior Priority Collateral.

7.10 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of an Insolvency Proceeding. All references in this Agreement to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding, and the rights and obligations hereunder of the Notes Secured Parties and the CoBank Secured Parties shall be fully enforceable as between such parties regardless of the pendency of Insolvency Proceedings or any related limitations on the enforcement of this Agreement against any Grantor.

8. Cooperation Regarding Common Collateral.

8.1 Consent to License to Use Intellectual Property. Each Representative and any purchaser, assignee or transferee of assets as provided in Section 8.3:

(a) Consents (without any representation, warranty or obligation whatsoever) to the grant by any Grantor to the other Representative of a non-exclusive, royalty-free license to use during any Enforcement Action permitted by this Agreement any Intellectual Property of such Grantor that is Common Collateral (or any Intellectual Property acquired by such purchaser, assignee or transferee from any Grantor, as the case may be); and

(b) Grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the other Representative a non-exclusive royalty-free license to use during any Enforcement Action permitted by this Agreement, any Intellectual Property that is Common Collateral (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by such Representative upon any inventory or other Common Collateral of any Grantor and to the extent the use of such Intellectual Property is necessary or appropriate, in the good faith opinion of such Representative, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such inventory in any lawful manner and in accordance with this Agreement.

8.2 Access to Information. If any Representative takes actual possession of any documentation that is the property of a Grantor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of such Representative), then upon request of the other Representative and reasonable advance notice, the Representative with possession of such documentation will permit the other Representative or its representative to inspect and copy such documentation if and to the extent such other Representative certifies to the Representative with possession of such documentation that:

(a) Such documentation contains or may contain information necessary or appropriate, in the good faith opinion of such other Representative, to the enforcement of such other Representative’s Liens on any CoBank Priority Collateral or Notes Priority Collateral

(b) such certifying Representative and the applicable Secured Parties are entitled to receive and use such information under applicable law and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

8.3 Access to Property to Process and Sell Inventory.

(a) If the Senior Representative commences any action or proceeding with respect to any of its rights or remedies, including, but not limited to, any action of foreclosure, enforcement, collection or execution, with respect to its Senior Priority Collateral (or a purchaser at a foreclosure sale conducted in foreclosure of such Senior Priority Collateral takes actual or constructive possession of such Senior Priority Collateral of any Grantor) or if the Junior Representative commences any action or proceeding with respect to any of its rights or remedies, including, but not limited to, any action of foreclosure, enforcement, collection or execution, with respect to its Junior Obligations (or a purchaser at a foreclosure sale conducted in foreclosure of such Junior Priority Collateral takes actual or constructive possession of such Junior Priority Collateral of any Grantor), then the Junior Representative on behalf of itself and the Junior Secured Parties shall:

(i) cooperate with the Senior Representative (and with its officers, employees, representatives and agents) at the cost and expense of the Senior Secured Parties (subject to the Grantors’ reimbursement and indemnity obligations with respect thereto under the Senior Facility Documents) in its efforts to conduct such Enforcement Actions in such Senior Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, such Senior Priority Collateral; and

(b) not hinder or restrict in any respect the Senior Representative from conducting such Enforcement Actions in such Senior Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, such Senior Priority Collateral. During the period of actual occupation, use and/or control by the Senior Secured Parties and/or the Senior Representative (or their respective officers, employees, agents, advisers and representatives) of any Junior Priority Collateral, the Senior Secured Parties and the Senior Representative shall:

(i) be responsible for the ordinary course third-party expenses related thereto, including costs for heat, light, electricity, water and real property taxes for that portion of any premises so used or occupied; and

(ii) be obligated to repair at their expense any physical damage to such Junior Priority Collateral resulting from such occupancy, use or control or removal of Senior Priority Collateral and to leave such Junior Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted.

Notwithstanding the foregoing, in no event shall the Senior Secured Parties or the Senior Representative have any liability to the Junior Representative or to any other Junior Secured Party with respect to the Junior Priority Collateral pursuant to this Section 8.3(b) as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Junior Priority Collateral existing prior to the date of the exercise by the Senior Secured Parties (or the Senior Representative, as the case may be) of their rights under Section 8.3(a) and the Senior Secured Parties shall have no duty or liability to maintain the Junior Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the Senior Secured Parties, or for any diminution in the value of the Junior Priority Collateral that results from ordinary wear and tear resulting from the use of the Junior Priority Collateral by the Senior Secured Parties in the manner and for the time periods specified under Section 8.3(a). Without limiting the rights granted in Section 8.3(a), the Senior Secured Parties and the Senior Representative shall cooperate with the Junior Representative, and the other Junior Secured Parties in connection with any efforts made by the Junior Representative or such Junior Secured Parties to sell the Junior Priority Collateral.

8.4 Junior Representative Assurances. The Junior Representative may condition its performance of any of its obligations set forth in this Section 8 upon its prior receipt (without cost to it) of such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the Senior Representative or its officers, employees, agents, advisers and representatives in connection therewith or incidental thereto will not impose upon the Junior Representative (or any Junior Secured Party) any legal duty or liability, the expenses for which the Senior Representative is expressly responsible pursuant to this Section 8, or any risk of uninsured loss.

8.5 Grantor Consent. The Company and the other Grantors consent to the performance by the Secured Parties of the obligations set forth in this Section 8 and acknowledge and agree that no Secured Party shall ever be accountable or liable for any action taken or omitted by the Secured Party or its or any of their officers, employees, agents, advisers, representatives, successors or assigns (the “Secured Party Representatives”) in connection therewith or incidental thereto, or in consequence thereof by the Secured Party or its or any of their officers, employees, agents, advisers, representatives, successors or assigns, or any other damage to or misuse or loss of any property of the Grantors as a result of any action taken or omitted by the Secured Party or its officers, employees, agents, advisers, representatives, successors or assigns, except to the extent such misuse or loss of any property of the Grantors is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Secured Party Representatives.

9. Miscellaneous.

9.1 Conflict. In the event of any conflict between any term, covenant, or condition of this Agreement and any term, covenant or condition of any CoBank Loan Documents or any Notes Document, the provisions of this Agreement shall control and govern.

9.2 Continuing Subordination; Termination of Agreement. This is a continuing agreement of subordination and the CoBank Secured Parties and the Notes Secured Parties may continue, at any time and without notice to the other parties hereto, to extend credit or other financial accommodations and loan monies to, or for the benefit of, the Company or the Grantors on the faith hereof. This Agreement shall remain in full force and effect until the Senior Obligations shall have been Paid in Full, after which this Agreement shall terminate without further action on the part of the parties hereto.

9.3 Unconditional Obligations. All rights, agreements and obligations of the Senior Representative and the other Senior Secured Parties, and the Junior Representative and the other Junior Secured Parties, in each case with respect to the Common Collateral, and the Grantors hereunder, to the extent applicable, shall remain in full force and effect irrespective of either:

(a) Any lack of validity or enforceability of any CoBank Loan Document or any Notes Document.

(b) Any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Notes Secured Obligations or CoBank Secured Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any CoBank Loan Document or any Notes Document.

(c) Any exchange, release, voiding, avoidance or non-perfection of any security interest in any Common Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of all or any portion of the CoBank Secured Obligations or Notes Secured Obligations or any guarantee thereof.

(d) Any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Notes Secured Obligations, the Notes Agent or any other Notes Secured Party, the CoBank Secured Obligations, the CoBank Agent or any other CoBank Secured Party.

9.4 Amendments; Waivers. This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof. Any amendment or waiver of any provision of this Agreement, or any consent to any departure by any party from the terms hereof, shall not be effective in any event unless the same is in writing and signed by the CoBank Agent and the Notes Agent, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on any party hereto in any event not specifically required hereunder shall not entitle the party receiving such notice or demand to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

9.5 Information Concerning the Financial Condition of the Company and the other Grantors. The Notes Agent, on behalf of itself and the other Notes Secured Parties, and the CoBank Agent, on behalf of itself and the other CoBank Secured Parties, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the other Grantors and (b) all other circumstances bearing upon the risk of nonpayment of the Notes Secured Obligations or the CoBank Secured Obligations. Except as expressly provided in this Agreement, the Notes Agent, on behalf of itself and the other Notes Secured Parties, and the CoBank Agent, on behalf of itself and the other CoBank Secured Parties, shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the Notes Agent, any other Notes Secured Party, the CoBank Agent or any other CoBank Secured Party undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the Notes Agent, the other Notes Secured Parties, the CoBank Agent and the other CoBank Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation, or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.6 No Subrogation. If a Junior Representative, on behalf of a Junior Secured Party, pays or distributes cash, property, or other assets to a Senior Representative, on behalf of Senior Secured Parties, under this Agreement, the Junior Representative will be subrogated to the rights of the Senior Representative with respect to the value of the payment or distribution, provided, that the Junior Representative waives such right of subrogation until the Senior Obligations are Paid in Full. Such payment or distribution will not reduce the Junior Obligations.

9.7 Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, each of the parties hereto and each of the Notes Secured Parties and the CoBank Secured Parties and their respective successors and assigns. Nothing herein is intended or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Common Collateral. All references to any Grantor shall include any Grantor as debtor-in-possession and any receiver or trustee for such Grantor in any Insolvency Proceeding.

9.8 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (or by e-mail as provided in Section 9.8(b)), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand, or sent via overnight courier service as follows:

(i) if to the Notes Agent, to: Cortland Products Corp., 225 W Washington Street, 9th Floor, Chicago, IL 60606, Attn: Cortland Successor Agent and Legal Department, email: Cortland_Successor_Agent@cortlandglobal.com and legal@cortlandglobal.com, with a copy (which shall not constitute notice) to: Arnold & Porter Kaye Scholer LLP, 250 W. 55th Street, New York, NY 10019, Attn: Alan Glantz, e-mail: Alan.Glantz@arnoldporter.com;

(ii) if to the CoBank Agent, to: 6340 South Fiddlers Green Circle, Greenwood Village, CO 80111, Attention: Credit Information Services, email: CIServices@cobank.com, with a copy to: Bryan Cave Leighton Paisner LLP, 161 North Clark Street, Suite 4300, Chicago, IL 60201, Attention: Eric S. Prezant, Esq., e-mail: eric.prezant@bclplaw.com; and

(iii) if to Company or any Grantor, to: 400 Capital Mall, Suite 2060, Sacramento, CA 95814, Attention: Christopher W. Wright, e-mail: cwright@pacificethanol.com, with a copy to: Troutman Sanders LLP, 5 Park Plaza, Suite 1400, Irvine, CA 92614-2545, Attention: Larry Ceruitti, Esq., e-mail: larry.cerutti@troutman.com.

(b) Each party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices and other communications (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile shall be deemed to have been given when sent, (iii) sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (iv) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subclause (iii) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of subclauses (ii), (iii) and (iv) above, if such notice, facsimile, e-mail or other communication is not sent during the recipient’s normal business hours, such notice, facsimile, e-mail or communication shall be deemed to have been sent at the recipient’s opening of business on the next business day.

(d) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.9 Headings. The section headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

9.10 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. This Agreement shall become effective when it shall have been executed by each part hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

9.11 Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as to most fully achieve the intention of this Agreement.

9.12 Governing Law; Jurisdiction; Etc.

(a) This Agreement and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against any other party hereto in any way relating to this Agreement or the transactions contemplated hereby, in any forum other than the courts of the State of New York sitting in the city of New York and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court referred to in Section 9.12(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to the service of process in the manner provided for notices in Section 9.7 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

9.13 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COBANK, ACB, as CoBank Agent

By	/s/ Janet Downs
Name:	Janet Downs
Title:	Vice President

CORTLAND PRODUCTS CORP., as Notes Agent

By	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel

PACIFIC ETHANOL, INC. as Company and Grantor

By	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	President and Chief Executive Officer

PACIFIC ETHANOL CENTRAL, LLC, as Grantor

By	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	President and Chief Executive Officer

[Signature Page to Intercreditor Agreement]

PACIFIC ETHANOL PEKIN, LLC, as Grantor

By	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	President and Chief Executive Officer

ILLINOIS CORN PROCESSING, LLC, as Grantor

By	/s/ Neil M. Koehler
Name:	Neil M. Koehler
Title:	President and Chief Executive Officer

[Signature Page to Intercreditor Agreement]